                                                                      Exhibit 21

            Schedule of Subsidiaries of Encore Medical Corporation
            ------------------------------------------------------

Encore Medical, L.P., a Delaware limited partnership

Encore Medical GP, Inc., a Nevada corporation

Encore Medical Asset Corporation, a Nevada corporation

Encore Orthopedics FSC Limited, a Jamaican corporation

Chattanooga Europe, B.V.B.A., a Belguim corporation

Chattanooga Group Limited, an English corporation (which is in the process of being dissolved)

Chattanooga Pacific PTY Ltd., an Australian corporation (which is in the process of being dissolved)